UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
IN LIEU OF A SPECIAL MEETING

April 25, 2022

In conformity with the applicable laws of the State of Nevada, the undersigned, being the sole director of Caro Holdings Inc., a Nevada corporation (the "**Company**"), acting by written consent without a meeting, do hereby consent to and adopt the following resolutions, said actions to have the same force and effect as if duly adopted and taken at a meeting of the Board of the Directors of the Company (the "**Board**") duly called and held for such purpose on the date first set forth above, with a full quorum present and acting throughout:

WHEREAS, on the date hereof, Christopher McEachnie acquired an aggregate of ____4,500,000____ shares of Common Stock of the Company, representing approximately ___58__% of the issued and outstanding shares of Common Stock of the Company as of such date, from the previous majority shareholder of the Company; and

WHEREAS, in connection with the consummation of the transactions described above, the Corporation's current officer and sole director will be resigning from his positions and new officers and a new director will be appointed; and

NOW THEREFORE BE IT:

OFFICERS

RESOLVED, that the Corporation hereby accepts the resignation of Rozh Caroro from his positions as an officer of the Corporation; and be it further

RESOLVED, that the following individuals, as of the Effective Time, have been appointed to serve in the capacity designated below; and be it further

Name	Position
Christopher McEachnie	Chief Executive Officer, President, and Secretary Chief Financial Officer and Treasurer

DIRECTORS

RESOLVED, that the following persons be appointed to the Board of Directors and to the positions as Directors of the Corporation as set forth below:

Name	Position
Christopher McEachnie	Director and Chairman

RESOLVED, that upon the appointment of the new Director as set forth herein, the undersigned sole Director's resignations from all positions held with the Corporation shall be deemed effective 10 days following filing of Schedule 14f-1.

GENERAL RESOLUTIONS

RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take such additional action and to execute and deliver such additional agreements, documents and instruments as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolutions, the authority for the taking of such action and the execution and delivery of such agreements, documents and instruments to be conclusively evidenced thereby; and it is further

RESOLVED, that all actions heretofore taken by the officers of the Corporation in furtherance of the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects; and it is further

RESOLVED, that the Secretary of the Corporation be, and each hereby is, authorized and may certify that this resolution has been duly adopted, is in full force and effect and is in accordance with the provisions of the Certificate of Incorporation and the Bylaws of the Corporation.

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IN WITNESS WHEREOF, the undersigned have executed this Action by Unanimous Written Consent as of the date set forth one first page hereof.

____

Rozh Caroro